Exhibit 10.1

HEALTH BENEFITS CONTINUATION
AGREEMENT

     This AGREEMENT, made and entered into on                                         , 2005 is by and between THOMAS & BETTS CORPORATION, a Tennessee Corporation (“T&B”), and DOMINIC J. PILEGGI (“Pileggi”).

WITNESSETH

     WHEREAS, Pileggi is President and Chief Executive Officer of T&B; and

     WHEREAS, T&B has determined that it is in the best interests of T&B to agree to provide health benefits under the circumstances described below to Pileggi;

     NOW, THEREFORE, IN CONSIDERATION of the mutual promises, covenants and agreements set forth below and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

SECTION 1
DEFINITIONS

     “Benefits” shall mean medical (including prescription drug) and dental benefits coverage under the Welfare Plan, or the alternative benefits described in Section 2(b)(ii).

     “Cause” shall mean Pileggi’s termination of employment due to his conviction of, or plea of guilty or nolo contendere to, a felony, or the willful engaging by Pileggi in gross misconduct which is materially and demonstrably injurious to the Company, as determined by the Board of Directors of T&B, in its sole discretion.

     “Dependent” shall mean any dependent of Pileggi (including Pileggi’s spouse) who is receiving medical (including prescription drug) or dental coverage under the Welfare Plan immediately prior to Pileggi’s Retirement. An individual shall not be eligible for Benefits under this Agreement if he or she (a) becomes a dependent of Pileggi after the date of Pileggi’s Retirement, or (b) is not covered under the Welfare Plan immediately prior to Pileggi’s Retirement.

     “Retirement” shall mean severance from employment with T&B and its affiliates after attaining age 50 and completing at least five Years of Credited Service (as defined in Part A of the Thomas & Betts Pension Plan, as amended and restated effective January 1, 2002).

     “Welfare Plan” shall mean the comprehensive medical benefits and dental benefits maintained by T&B for its employees generally, as amended from time to time. In the event T&B maintains more than one medical program or dental program, the program offered by T&B to active employees at its corporate headquarters (as amended from time to time) shall be the Welfare Plan.

SECTION 2
BENEFITS

     (a) Eligibility. Upon his Retirement, Pileggi and his Dependents shall receive Benefits as provided in this Agreement. If Pileggi’s severance from employment with T&B and its affiliates occurs prior to Retirement or for Cause, Pileggi and his Dependents shall not be eligible for any Benefits under this Agreement.

     (b) Benefits Provided.

          (i) Benefits Under Welfare Plan. If Pileggi is eligible for Benefits under this Agreement, Pileggi and his Dependents shall be entitled to Benefits under the Welfare Plan as if Pileggi had continued to be employed by T&B during his lifetime, at the same level of benefits generally available to active employees of T&B (as such level may change from time to time in T&B’s sole discretion); provided, however, that Pileggi and his Dependents shall not be required to pay all or any part of the cost of Benefits hereunder; and further provided that for purposes of coordination of benefits, Pileggi shall not be treated as if he were employed by T&B (so that, for example, in the event coverage is available under Medicare or the medical or dental benefits program maintained by Pileggi’s then employer, the Welfare Plan shall provide secondary coverage. The level and terms and conditions of Benefits provided to active employees under the Welfare Plan at the time Pileggi or his Dependent incurs an expense (and not the level provided at the time of Retirement) shall determine the level and terms and conditions of Benefits provided to Pileggi and his Dependent(s) under this Agreement.

          (ii) Alternative Benefits. Notwithstanding Section 2(b)(i), if T&B reasonably determines that the Benefits required under Section 2(b)(i) would cause the Welfare Plan to violate any provision of the Internal Revenue Code of 1986, as amended, prohibiting discrimination in favor of highly compensated employees or key employees, or if any Benefits described in Section 2(b)(i) cannot be provided under the Welfare Plan (or T&B determines that it does not wish to provide such Benefits under the Welfare Plan), T&B shall provide the Benefits described in Section 2(b)(i) outside the Welfare Plan at no cost (including, without limitation, tax costs) to Pileggi or, as determined by T&B in its sole discretion, T&B shall pay Pileggi the cash equivalent thereof.

          (iii)  General Requirements. The Benefits provided under this Agreement, whether pursuant to Section 2(b)(i) or Section 2(b)(ii), shall be subject to all the terms and conditions set forth in the Welfare Plan including, but not limited to, coordination of benefits and subrogation; provided, however, that (A) in no event shall Pileggi or his Dependents be required to pay all or any part of the cost of Benefits under this Agreement, (B) in no event shall T&B have the right to terminate Pileggi’s Benefits under this Agreement for any reason, and (C) in no event shall T&B have the right to terminate a Dependent’s Benefits under this Agreement except as provided in Section 2(c).

     (c) Duration of Benefits. Benefits provided under this Agreement to Pileggi shall continue during Pileggi’s lifetime. Benefits provided under this Agreement to a Dependent shall cease if the Dependent ceases to be a Dependent for any reason (including, but not limited to, divorce or failure to meet the requirements for dependent coverage under the Welfare Plan) other than Pileggi ceasing to have coverage under the Welfare Plan. Such Dependent coverage shall cease on the date coverage would cease under the terms of the Welfare Plan if Pileggi were then an employee of T&B.

SECTION 3
MISCELLANEOUS

     (a) Termination Protection Agreement. This Agreement shall have no effect on the Termination Protection Agreement (or any successor thereto) between Pileggi and T&B that provides certain welfare benefits in the event of a change in control.

     (b) Amendment or Termination. This Agreement may not be amended or terminated other than by an instrument in writing, signed by the parties hereto. Notwithstanding anything contained herein to the contrary, this Agreement shall automatically terminate if Pileggi’s employment with T&B and it affiliates is terminated for Cause or for any reason prior to Retirement.

     (c) Mergers/Transfers. This Agreement shall be binding upon and inure to the benefit of T&B and its successors and assigns and Pileggi and his Dependents. Nothing in this Agreement shall preclude T&B from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity. T&B shall require any such successor to expressly assume this Agreement and all obligations of T&B hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term “T&B” shall refer to such other entity and this Agreement shall continue in full force and effect.

     (d) No Contract of Employment. This Agreement shall not be construed as conferring any legal right upon Pileggi for a continuation of employment, nor shall it interfere with the right of T&B to discharge Pileggi.

     (e) Termination for Cause. In the event Pileggi is terminated for Cause he and his dependents shall have no rights to any payments or benefits under this Agreement.

     (f) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Tennessee, excepting its choice of law provisions.

     IN WITNESS WHEREOF, THOMAS AND BETTS CORPORATION has caused this Agreement to be executed and its corporate seal to be affixed and attested by its duly authorized officer, and Pileggi has executed this Agreement, as of the day and year first written above.

Attest:		THOMAS & BETTS CORPORATION

By:

By:			Robert A. Kenkel
Chairman, Compensation Committee
	Connie C. Muscarella		of the Board of Directors
Vice President, Human Resources and Administration

		Dominic	J. Pileggi